Exhibit 10.14

AMENDMENT 2006-2

MERCURY GENERAL CORPORATION

PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and

WHEREAS, the Company desires to amend the Plan on a good-faith basis, effective as of January 1, 2006, to comply with regulations promulgated by the Internal Revenue Service with respect to Sections 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, which regulations are effective with respect to plan years commencing on or after January 1, 2006.

NOW, THEREFORE, the Plan is amended, effective as of January 1, 2006, as follows:

1. Section 3.6(d) of the Plan is amended by revising subsection (1) thereunder in its entirety to read as follows:

“(1) Excess Compensation Deferrals, and any earnings attributable thereto (calculated using one of the methods permitted by applicable Treasury Regulations) may be distributed to the Participant (as set forth in subsection (e)) within the 2- 1/2 month period following the close of the Plan Year to which the excess Compensation Deferrals relate to the extent feasible, but in all events no later than 12 months after the close of such Plan Year. Any such excess Compensation Deferrals distributed from the Plan with respect to a Participant for a Plan Year shall be reduced by any amount previously distributed to such Participant under Section 3.5(b) for the Participant’s taxable year ending with or within such Plan Year and by excess Employer Matching Contributions distributed or recharacterized for the Plan Year beginning in such taxable year.”

2. Section 3.6(d) of the Plan is further amended by revising subsection (2) thereunder to read as follows:

“(2) The Company, in its discretion, may make a contribution to the Plan, which will be allocated among the Accounts of all Participants, or only those who are non-Highly Compensated Employees (as determined by the Company) who have met the requirements of Section 2.1 or 2.3, as applicable. Such contributions will be allocated by using a ratio method where each Participant receives an amount in a ratio represented by his or her Compensation for the Plan Year as it bears to the total compensation of all such Participants for the Plan Year, as required to satisfy the tests. Such contributions shall be fully (100%) vested at all times, and shall be subject to the withdrawal restrictions which are applicable to Compensation Deferrals. Such contributions shall be considered ‘Qualified Non-Elective Contributions’ under applicable Treasury Regulations. Notwithstanding the foregoing, in the event that the Company makes Qualified Non-Elective Contributions to the Plan for any given Plan Year, the Company, in its discretion, may elect to allocate such contributions to any or all Participants for that Plan Year by any other method allowed under applicable Treasury Regulations.”

3. Section 7.3(a) of the Plan is amended in its entirety as follows:

“(a) Subject to the approval of the Committee and guidelines promulgated by the Committee, withdrawals from the Participant’s Compensation Deferral Account, Company Contributions Account, Employer Matching Contributions Account, ESOP Account and Rollover Account (collectively, his “Accounts”) may be permitted, subject to the approval of the Committee and guidelines promulgated by the Committee, to meet a financial hardship resulting from:

(i) Un-reimbursed expenses for medical care, described in Code Section 213(d), previously incurred by the Participant, the Participant’s spouse or any dependent of the Participant (as defined in Code Section 152), or necessary for those persons to obtain such medical care;

(ii) Costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii) Payment of tuition and related educational fees for the next twelve months of post-secondary education for the Participant, or the Participant’s spouse, children or dependents (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B));

(iv) Payments necessary to prevent the eviction of the Participant from, or foreclosure on the mortgage on the Participant’s principal residence;

(v) Payments for funeral or burial expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B));

(vi) Expenses to repair damage to the Employee’s principal residence that would qualify for a casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10 percent of adjusted gross income); and

(vii) Any other event described in Treasury Regulations or rulings as an immediate and heavy financial need and approved by the Company as a reason for permitting distribution under this Section.

The Committee shall determine, in a non-discriminatory manner, whether a Participant has a financial hardship. A distribution may be made under this Section 7.3(a) only if such distribution does not exceed the amount required to meet the immediate financial need created by the hardship and is not reasonably available from other resources of the Participant.”

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment to the Plan this 27th day of December, 2006.

MERCURY GENERAL CORPORATION

By:	/S/ JUDY WALTERS
Its:	VP/Corporate Secretary